EXHIBIT 10.50

SECOND

AMENDMENT

OF

PURCHASE AND SALE AGREEMENT

AGREEMENT made as of the 11th day of August, 2003, among BENTHOS, INC., a Massachusetts corporation (“Benthos”); LEUMAS, LLC, a Delaware limited liability company (‘Leumas”); EVETS, LLC, a Delaware limited liability company (“Evets”) (Benthos, Leumas and Evets are sometimes hereinafter collectively referred to as “Seller”); and the FALMOUTH ECONOMIC DEVELOPMENT & INDUSTRIAL CORPORATION, a Massachusetts economic and development corporation organized pursuant to M. G. L. c 121C by vote at the Falmouth Annual Town Meeting on April 7, 1981 (“Buyer”).

WITNESSETH:

WHEREAS, Seller and Buyer executed and delivered a certain Purchase and Sale Agreement, dated March 21, 2003, as amended on June 30, 2003, with respect to the sale by Seller to Buyer of approximately 26.12 acres of real estate and the improvements thereon situated off North Falmouth Highway-Route 28A-Falmouth, Massachusetts (the “Agreement”); and

WHEREAS, Seller and Buyer want to further amend the Agreement and reduce such amendment to writing.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, intending to be legally bound, hereby mutually agree as follows:

1. Section 6 (a) of the Rider to the Agreement, entitled “South Side Parcel” is deleted in its entirety and the following is substituted therefor:

“ (a) South Side Parcel. Buyer’s obligations hereunder with respect to the South Side Parcel are contingent upon Buyer obtaining satisfactory financing for the purchase of the South Side Parcel on or before September 2, 2003 (the “South Side Parcel Contingency Financing Date”). Buyer shall pursue such financing in good faith and with due diligence under the circumstances. If Buyer, having used such due diligence fails to obtain a firm commitment for such loan by 5:00 p.m. on the South Side Parcel Financing Contingency Date, Buyer may terminate this Agreement by written notice to the Seller as provided in Section 12 of this Rider, received by Seller on or before 5:00 p.m. on the South Side Parcel Financing Contingency Date, in which event all deposits hereunder shall be promptly returned to Buyer and this Agreement shall be null and void without further recourse of the parties. Buyer’s failure to give timely written notice of termination as aforesaid shall be conclusively deemed to constitute Buyer’s waiver of the right to terminate this Agreement for failure to obtain financing pursuant to this Section 6.

2. Section 6 (b) of the Rider to the Agreement, entitled “North Side Parcel” is deleted in its in its entirety and the following is substituted therefor:

“6 (b) North Side Parcel. Seller’s obligations hereunder with respect to the North Side Parcel are contingent upon Buyer obtaining satisfactory financing for the purchase of the North Side Parcel on or before September 2, 2003, provided that, in the event of any unforeseen or additional material costs, considerations or restrictions not reasonably anticipated by Buyer that are adopted by the Planning Board, as hereinafter defined, and included in the approval of the Planning Board, Buyer shall have an additional fifteen (15) day period following endorsement of the Definitive Subdivision Modification Plan, to obtain the final approval of its lender of its financing commitment (the “North Side Parcel Financing Contingency Date”). The Buyer shall pursue such financing in good faith and with due diligence under the circumstances. Such due diligence shall include the filing with the Planning Board of an application for approval of the Definitive Subdivision Modification Plan, as hereafter defined, within ten (10) days of the endorsement of the ANR Plan, as hereinafter defined, by the Planning Board. If Buyer, having used such due diligence fails to obtain a firm commitment for such loan by 5:00 p.m. on the North Side Parcel Financing Contingency Date, Buyer may terminate this Agreement by written notice to Seller, as provided in Section 12 of this Rider, received by Seller on or before 5:00 p.m. on the North Side Parcel Financing Contingency Date, in which event all deposits hereunder with respect to the North Side Parcel shall be promptly returned to Buyer and this Agreement shall be null and void without further recourse of the parties. Buyer’s failure to give timely written notice of termination as aforesaid shall be conclusively deemed to constitute Buyer’s waiver of the right to terminate this Agreement with respect to the North Side Parcel for failure to obtain financing pursuant to this Section 6.”

3. A new Section 6 (c) is added to the Agreement and shall be as follows:

“6 (c) Certain Definitions.

(i) “Final Roadway Documents” shall collectively mean the Town of Falmouth Planning Board (the “Planning Board”) Decision (the “Decision”) and covenant (the “Covenant”) for a certain roadway plan, dated February 10, 2003, as revised April 14, 2003 (the “Roadway Plan”), as deemed approved by Buyer, unless Buyer provides to Seller written objections, in accordance with the provisions of Section 12 of this Rider, within five (5) days following receipt by Buyer of copies of the executed Covenant, Decision and endorsed Roadway Plan.

(ii) “Road Costs” shall collectively mean the road costs which Buyer shall obtain within ten business (10) days of receipt by Buyer of the Final Roadway Documents, and which shall be deemed approved by Buyer unless Buyer objects in writing to Seller to such costs within said ten (10) day period, as provided in Section 12 of this Rider.

(iii) “ANR Plan” shall the ANR Plan reflecting the South Side Parcel as endorsed by the Planning Board.”

4. Section 6B (a) entitled “South Side Parcel” is deleted in its entirety and the following is substituted therefor:

“(a) South Side Parcel. September 22, 2003.”

5. Section 6B (c) (ii) of the Rider to the Agreement, is amended by deleting the date of “September 1, 2003” in the second line thereof and substituting the date of “September 22, 2003” therefor.

6. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

7. Seller and Buyer hereby ratify, approve and confirm the Agreement as amended and hereby acknowledge that the Agreement is in full force and effect.

Seller:	BENTHOS, INC.

	By	\s\ Ronald L. Marsiglio
Ronald L. Marsiglio, President

LEUMAS, LLC

	By:	\s\ Ronald L. Marsiglio
Ronald L. Marsiglio, Manager

EVETS, LLC

	By:	\s\ Ronald L. Marsiglio
Ronald L. Marsiglio, Manager

Buyer:	FALMOUTH ECONOMIC DEVELOPMENT & INDUSTRIAL CORPORATION

	By:	\s\ Harlyn O. Halvorson
Harlyn O. Halvorson, Chairman

	By:	\s\ Richard H. Campbell
Name:

	By:	\s\ Robert F. Stanley
Name: Robert F. Stanley

	By:	\s\ Mary Pat Flynn
Name: